Exhibit 99.1

Cardiff Oncology and Nerviano Medical Sciences Amend their 2017 Exclusive License Agreement

Under the terms of the Amendment, all disputed issues are resolved

SAN DIEGO and NERVIANO, Italy, September 14, 2026 — Cardiff Oncology, Inc. (NASDAQ: CRDF) (“Cardiff”) and Nerviano Medical Sciences S.r.l. (“NMS”) today announced that they have reached a settlement and amended their 2017 Exclusive License Agreement, resolving all outstanding disputes between the two companies related to the global rights for onvansertib, Cardiff’s lead PLK1 inhibitor drug candidate, and establishing an expanded collaborative framework to support onvansertib’s continued clinical development.

Cardiff and NMS have agreed to a full and mutual release of all claims asserted in the litigation pending in the U.S. District Court for the Southern District of California. Cardiff and NMS plan to jointly request dismissal of all claims with prejudice.

“This Amendment strengthens our long-term rights to onvansertib as a promising treatment for cancer, beginning with first-line RAS-mutated metastatic colorectal cancer,” said Mani Mohindru, PhD, President and Chief Executive Officer of Cardiff Oncology. “We are pleased to be entering into this agreement with NMS, which reflects our shared commitment to bringing onvansertib to patients with high unmet need.”

“We look forward to working with Cardiff to advance onvansertib into a global Phase 3 study in first-line RAS-mutated metastatic colorectal cancer and to bring this therapy to patients,” said Hugues Dolgos, PharmD, Chief Executive Officer of NMS Group S.r.l.

The Parties clarified and expanded on the royalty structure in the License Agreement. The agreement also includes development objectives related to Cardiff’s upcoming Phase 3 program, as well as rights for NMS to appoint a Board observer and join Cardiff’s Scientific Advisory Board.

About Onvansertib

Onvansertib is a highly specific, oral PLK1 inhibitor advancing toward a registrational trial in first-line RAS-mutated mCRC. In a randomized Phase 2 trial, onvansertib in combination with FOLFIRI/bevacizumab (first-line standard-of-care) demonstrated dose-dependent improvements in overall response rate and progression-free survival compared to standard-of-care alone, building on findings from a prior Phase 2 trial in second-line RAS-mutated mCRC. Based on these results, the Company has selected the 30 mg dose of onvansertib in combination with FOLFIRI/bevacizumab for advancement into a registrational trial in first-line patients with RAS-mutated mCRC.

About Cardiff Oncology, Inc.

Cardiff Oncology is a clinical-stage biotechnology company advancing innovative cancer treatments focused on PLK1 inhibition, a validated oncology target with practice-changing potential. Cardiff’s lead asset, onvansertib, is a highly specific, oral PLK1 inhibitor currently being evaluated in a Phase 2 trial for first-line treatment of RAS-mutated mCRC, addressing a large, underserved patient population with high unmet need. Onvansertib is also under investigation in other PLK1-driven cancers through ongoing investigator-initiated trials and has shown robust single-agent clinical activity in hard-to-treat tumors. By targeting tumor vulnerabilities, we aim to overcome treatment resistance and deliver improved clinical outcomes for patients.

About NMS

NMS is a clinical-stage biopharmaceutical company focused on the discovery and development of innovative oncology therapies. Building on a long-standing heritage in cancer biology and drug discovery, NMS combines a focused clinical-stage small-molecule portfolio with a differentiated ADC platform and an active discovery engine generating first-in-class oncology programs. NMS has operations in Italy, the United States, China and Hong Kong.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified using words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend” or other similar terms or expressions that concern Cardiff Oncology’s expectations, strategy, plans or intentions. These forward-looking statements are based on Cardiff Oncology’s current expectations and actual results could differ materially. There are several factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; our clinical trials may be suspended or discontinued due to unexpected side effects or other safety risks that could preclude approval of our product candidate; results of preclinical studies or clinical trials for our product candidate could be unfavorable or delayed; our need for additional financing; risks related to business interruptions, including the outbreak of COVID-19 coronavirus and cyber-attacks on our information technology infrastructure, which could seriously harm our financial condition and increase our costs and expenses; uncertainties of government or third-party payer reimbursement; dependence on key personnel; limited experience in marketing and sales; substantial competition; uncertainties of patent protection and litigation; dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that our product candidate will be utilized or prove to be commercially successful. Additionally, there are no guarantees that future clinical trials will be completed or successful or that our product candidate will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Cardiff Oncology’s Form 10-K for the year ended December 31, 2025, and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Cardiff Oncology does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

For more information regarding Cardiff, please visit https://www.cardiffoncology.com.

Cardiff Investor Contact:

Candice Masse

Astr Partners

candice.masse@astrpartners.com

Cardiff Media Contact:

Amy Bonanno

Lyra Strategic Advisory

abonanno@lyraadvisory.com

For more information regarding NMS, please visit https://www.nervianoms.com/

NMS Media Contact:

mediarelations@nervianoms.com